                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                The Great Atlantic & Pacific Tea Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                R.R. Donnelley
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[x]  Fee paid.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                               TWO PARAGON DRIVE
                          MONTVALE, NEW JERSEY 07645

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held July 15, 1997

                               ----------------

To the Stockholders of
 The Great Atlantic & Pacific Tea Company, Inc.

  Notice is Hereby Given that the Annual Meeting of Stockholders of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") will be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495-0001 on Tuesday, July 15, 1997 at 10:00 A.M. (E.D.T.) for the following purposes:

  1. To elect a Board of eleven directors to serve until the next annual meeting of stockholders and until the election and qualification of their successors;

  2. To elect independent auditors of the Company for the fiscal year ending February 28, 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed May 20, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE STAMPED RETURN ENVELOPE ENCLOSED FOR YOUR USE.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended February 22, 1997 accompanies this proxy statement.

                                          By order of the Board of Directors

                                               Peter R. Brooker
                                            Vice President and Secretary

Dated: May 22, 1997


    You are cordially invited to attend the meeting. Whether or not you plan to do so, please sign, date and vote or otherwise indicate your choices with respect to the matters to be voted upon on the accompanying proxy card and mail it at once in the enclosed envelope, which requires no postage if mailed in the United
    States.

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                               TWO PARAGON DRIVE
                          MONTVALE, NEW JERSEY 07645

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of The Great Atlantic & Pacific Tea Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 15, 1997. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company, by telephone, or other means of communication at nominal cost. The Company will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with The New York Stock Exchange schedule of charges. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving notice in writing to the Secretary, or by casting a ballot at the meeting in person or by proxy. This proxy statement is first being mailed to stockholders on or about May 22, 1997.

                               VOTING AT MEETING

  Only stockholders of record at the close of business on May 20, 1997, will be entitled to vote at the annual meeting. As of May 20, 1997, there were outstanding 38,248,966 shares of Common Stock (par value $1 per share) of the Company, each of which is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                           CERTAIN BENEFICIAL OWNERS

  As of May 1, 1997, the Company is informed that Tengelmann Warenhandelsgesellschaft (a partnership organized under the laws of the Federal Republic of Germany, hereinafter "Tengelmann"), which is a general retailer in Germany, controlled by Mr. Erivan Haub, owned beneficially and of record 20,750,000 shares of the Company's Common Stock (approximately 54.25% of the outstanding shares). Mr. Haub additionally controls, among others, PLUS Warenhandelsgesellschaft mbH & Co. oHG and Kaiser's Kaffee-Geschaft AG, also general retailers in Germany, and Tenga Capital Corporation.

  The address of Tengelmann and Mr. Haub is c/o Tengelmann
Warenhandelsgesellschaft, Wissollstrasse 5-43, 45478 Mulheim/Ruhr, Germany.

  Except as set forth above, at May 1, 1997 no person beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company's Common Stock.

                             ELECTION OF DIRECTORS

  Eleven directors are to be elected to hold office until the next annual meeting and until their successors are elected and shall qualify. The persons named as proxies in the accompanying proxy intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, each of whom has consented to nomination and to serve when elected. Each nominee is a member of the present Board of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of each director.

                                   NOMINEES

JOHN D. BARLINE, ESQ.

  Mr. Barline, age 50, was elected a director on July 9, 1996. He is a member of the Retirement Benefits Commitee.

  Mr. Barline, an attorney in private practice since 1973, is currently associated with the law firm Williams, Kastner & Gibbs LLP in Tacoma, Washington. His areas of practice include corporate tax law, mergers and acquisitions, general business law, estate planning and real estate. He provides personal legal services to the Haub family, including Helga and Erivan Haub and Christian Haub. He is a member of the Pierce County, Washington State and the American Bar Associations and special district counsel to the Washington State Bar Association.

  Mr. Barline is a member of the Board of Directors and corporate secretary of Sun Mountain Resorts, Inc. He is also on the Board of Directors of Sun Mountain Lodge, Inc. and Wissoll Trading Company, Inc. These are small closely held corporations owned primarily by the Haub family. He is Chairman of the Board of the Franciscan Foundation and on the Board of the Tacoma Art Museum.

ROSEMARIE BAUMEISTER

  EXECUTIVE VICE PRESIDENT AND HEAD OF THE PUBLIC RELATIONS DEPARTMENT OF TENGELMANN

  Mrs. Baumeister, age 63, has been a member of the Company's Board of Directors since 1979. She is a member of the Compensation Policy Committee. Prior to assuming her present position, she has served in various executive capacities with Tengelmann.

  Mrs. Baumeister is a member of the management executive committee of Tengelmann, a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, and a member of the Advisory Board of Deutsche Bank.

FRED CORRADO

  VICE CHAIRMAN OF THE BOARD AND CHIEF FINANCIAL OFFICER

  Mr. Corrado, age 57, has been a director since 1990. He is Vice Chairman of the Executive Committee and a member of the Finance and Retirement Benefits Committees.

  During the past five years, Mr. Corrado also served as Treasurer and Executive Vice President of the Company. In addition, Mr. Corrado is a Director of Batteries Batteries, Inc.

CHRISTOPHER F. EDLEY

  PRESIDENT EMERITUS AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE UNITED NEGRO COLLEGE FUND, INC.

  Mr. Edley, age 69, has been a member of the Company's Board of Directors since 1981. He is Chairman of the Compensation Policy Committee and a member of the Audit Review, Executive, and Retirement Benefits Committees.

  Mr. Edley served as President and Chief Executive Officer, United Negro College Fund, Inc. from 1973 until his retirement in 1991. He is also a director of The Allstate Corporation, AMR Corporation and The Student Loan Corporation.

CHRISTIAN WILHELM ERICH HAUB

  PRESIDENT AND CO-CHIEF EXECUTIVE OFFICER OF THE COMPANY

  Mr. Haub, age 32, was elected a director on December 3, 1991, President of the Company on December 7, 1993 and Co-Chief Executive Officer on April 2, 1997. He is an ex officio member of the Executive, Finance and Retirement Benefits Committees.

  During the past 5 years and prior to assuming his present position Mr. Haub served as Corporate Vice President and Assistant to the Executive Vice President, Development and Strategic Planning. Before joining the Company he was a partner in the investment banking firm, Global Reach, which he had joined in early 1991, from the investment banking firm of Dillon Read & Co., Inc. in New York City.

  Mr. Haub is a partner and a member of the management executive committee of Tengelmann and a son of Erivan and Helga Haub.

HELGA HAUB

  Mrs. Haub, age 62, has been a member of the Company's Board of Directors since 1979. She is a member of the Executive and the Finance Committees.

  Mrs. Haub is a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann, a consultant to Tengelmann and has an interest in Tenga Capital Corporation. She also is a director of The George C. Marshall Home Preservation Fund, Inc., a member of the Board of Governors of World USO and president of the Board of Trustees of the Elizabeth Haub Foundation for Environmental Policy and Law. Mrs. Haub is the wife of Mr. Erivan Haub and mother of Mr. Christian Haub.

BARBARA BARNES HAUPTFUHRER

  Mrs. Hauptfuhrer, age 68, has been a member of the Company's Board of Directors since 1975. She is Chairman of the Retirement Benefits Committee and a member of the Audit Review, Executive and Finance Committees.

  Mrs. Hauptfuhrer is a director of The Vanguard Group of Investment Companies and each of its mutual funds. She is also a director of Knight-Ridder, Inc., The Massachusetts Mutual Life Insurance Company, IKON Office Solutions, Inc. and the Raytheon Company. She is a Trustee Emeritus of Wellesley College, and also a director of the Ladies Professional Golf Association.

WILLIAM A. LIFFERS

  Mr. Liffers, age 68, was elected a director on July 9, 1996. He is Chairman of the Audit Review Commitee and a member of the Executive Committee.

  Mr. Liffers served as Vice Chairman of American Cyanamid Company (principally engaged in the manufacture and sale of medical, agricultural, chemical and consumer products) from 1978 until his retirement in 1993. He was a member of its Board of Directors from 1977 until he retired. He also served in other executive capacities with the company in the United States and abroad.

  Mr. Liffers is a Senior Advisor to the United Nations Development Programme, assisting the Peoples Republic of China in its efforts to reform its state owned enterprises. He is also a member of the Board of Overseers of the New Jersey Institute of Technology and a member of the Board of Trustees of the Washington, D.C. based National Policy Association.

FRITZ TEELEN

  CHIEF OPERATING OFFICER OF TENGELMANN IN EUROPE

  Mr. Teelen, age 61, has been a member of the Company's Board of Directors since 1979. He is a member of the Finance Committee.

  Prior to assuming his present position, Mr. Teelen served in various executive capacities with the Company and with Tengelmann, including serving as President of PLUS Warenhandelsgesellschaft mbH & Co. oHG. He is also a member of the Supervisory Board of Kaiser's Kaffee-Geschaft AG, an affiliate of Tengelmann.

ROBERT L. "SAM" WETZEL

  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WETZEL INTERNATIONAL, INC.

  Mr. Wetzel, age 66, was elected a director effective May 21, 1991. He is Chairman of the Finance Committee and a member of the Audit Review, Compensation Policy and Retirement Benefits Committees.

  Mr. Wetzel has been President and Chief Executive Officer of Wetzel International, Inc., a management consulting firm specializing in international marketing and joint ventures in the aerospace, defense and commercial industries based in Columbus, Georgia, since his retirement as a Lieutenant General in June 1986 from his position as Commanding General V (U.S.) Corps, Frankfurt, Germany. He is also an advisory director of Columbus Bank & Trust Company, Columbus, Georgia, a subsidiary of Synovus Financial Corporation.

JAMES WOOD

  CHAIRMAN OF THE BOARD AND CO-CHIEF EXECUTIVE OFFICER OF THE COMPANY

  Mr. Wood, age 67, was elected Chairman of the Board of Directors and Chief Executive Officer in 1980 and Co-Chief Executive Officer earlier this year. He is Chairman of the Executive Committee and is an ex officio member of the Finance and Retirement Benefits Committees. During the past five years he also served as President of the Company.

  Mr. Wood is a director of ASARCO Inc., and Schering-Plough Corporation. He is also on the board of the Food Marketing Institute and a member of the Board of Governors of World USO.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of May 1, 1997, by each director and nominee, each named executive officer and by all directors and executive officers as a group:

                                            SHARES      STOCK
                                         BENEFICIALLY  OPTION             % OF
                                            OWNED     SHARES(1)   TOTAL   CLASS
                                         ------------ --------- --------- -----
John D. Barline, Esq. (2)...............     2,000        2,000     4,000   *
Rosemarie Baumeister (2)................     2,800        2,600     5,400   *
Fred Corrado............................       200       25,000    25,200   *
Christopher F. Edley....................     1,100        2,600     3,700   *
George Graham...........................     5,000       15,000    20,000   *
J. Wayne Harris.........................     1,000       27,500    28,500   *
Christian Haub (2)......................       200      140,000   140,200   *
Helga Haub (2)..........................     2,800        2,600     5,400   *
Barbara B. Hauptfuhrer (3)..............     1,300        2,600     3,900   *
William A. Liffers......................     1,000        2,000     3,000   *
Peter J. O'Gorman.......................     3,850       15,000    18,850   *
Fritz Teelen (2)........................     3,300        2,600     5,900   *
Robert L. "Sam" Wetzel..................       500        2,600     3,100   *
James Wood..............................    11,321      700,000   711,321  1.9
All directors and executive officers as
 a group
 (18 persons)(4)........................    39,371    1,047,100 1,086,471  2.8

--------
*  Less than 1%

(1) The amounts shown include all options granted under Company plans regardless of whether exercisable within 60 days.

(2) The association of Mmes. Baumeister and Haub, and Messrs. Barline, Haub and Teelen with Tengelmann and Mr. Erivan Haub is set forth herein under "Nominees". Mr. Christian Haub disclaims investment and voting power over the shares owned by Tengelmann and they are excluded herein. Mrs. Haub disclaims any investment or voting power over the shares owned by Mr. Erivan Haub and the organizations which he controls and same are not included herein.

(3) Mrs. Hauptfuhrer disclaims beneficial ownership over any shares held by any funds or trusts of the companies of which she also serves as a director and any such shares are not included herein.

(4) On a timely Form 5, two executive officers reported December 1996 exercises of SAR's, discussed infra, that under a rule change should have been reported earlier on Form 4.

                  BOARD MEETINGS, COMMITTEES AND COMPENSATION

  During the last fiscal year, the Board of Directors held 6 meetings and committees thereof held 11 meetings. The Audit Review Committee held 3 meetings, and the Compensation Policy Committee held 3 meetings. Such Committees are composed of non-employee directors. The Audit Review Committee reviews annual financial statements prior to submission to the Board and reports thereon; at its discretion, examines and considers matters relating to the internal and external audit of the Company's accounts and financial affairs; recommends the employment of outside accountants and their compensation; and, as appropriate, meets with Company personnel in performance of its functions. The Compensation Policy Committee approves salaries and salary increases and benefits where the base annual compensation is at least $150,000, approves and interprets incentive plans, and serves as the committee to administer the employee stock option plan. There is no standing Nominating Committee. All directors attended more than 75% of the aggregate of (i) the total number of meetings of the

Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they served as members. Overall attendance was 96%.

  Directors who are neither officers nor employees of the Company are each paid fees consisting of an annual retainer of $26,000 plus an attendance fee of $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended if substantial time or effort is involved, plus expenses of attendance. If two compensable meetings are held on the same day, the fee for the second meeting is limited to $500. The Chairman of each Committee, except the Executive Committee, is paid an additional $10,000 per year. Under the directors stock option plan, non-employee directors are entitled to an initial stock option grant of 2,000 shares with 200 shares granted after each Annual Meeting thereafter. These shares vest in one-third increments on succeeding Annual Meeting dates.

  The Company revised the compensation program for its non-employee directors effective May 1, 1996. It suspended the retirement plan pursuant to which directors, after serving 5 years and attaining age 70, were entitled upon retirement from the Board to an annual benefit equal to the highest annual retainer paid during their tenure (currently $26,000) for a period equal to their years of service up to 15 years. The directors had a one time election to transfer the present value of their accrued benefits to the new plan. Under the new deferred compensation plan, the Company will contribute to book accounts of all new directors and all directors with less than fifteen years of service an amount equal to 75% of the current retainer. Up to all and at least 50% of these deferred payments will be credited to a Company Common Stock equivalent account. The balance, at the director's election in increments of 25% will be credited to a 10-year U. S. Treasury bond equivalent account. The directors will be fully vested in their accounts. Accruals will be made to these accounts through the fifteenth anniversary of Board service. Upon termination from service as a director, the value of the Company Common Stock equivalent account will be determined using the final average market value of the Company's shares for the prior 180 calendar days, inclusive of appreciation for the effect of dividends. The value of the bond equivalent account will be the sum of the credits and interest to the date of termination. Benefits will then be paid to the retired director equally over the subsequent 180 months or the length of service, whichever is shorter. However, in the event of death, benefits will continue to be paid to the director's beneficiary for a maximum of ten years, which includes any period of payment before death.

  Directors who are also officers or employees of the Company receive no extra compensation or benefits for such service.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Tenga Capital Corporation, which is owned by Erivan and Helga Haub, owns property in Windsor, Ontario, Canada on which an indirect subsidiary of the Company, A&P Properties Limited, has leased a store since 1983. The initial term expires October 31, 2003, with four 5-year renewal options. The base annual rental is CN$467,603, with percentage rents subject to specified caps.

  The Company is a party to agreements granting Tengelmann and its affiliates the exclusive right to use the "A&P" trademark in Germany and other European countries pursuant to which the Company received $100,000 which is the maximum annual royalty fee under such agreements. The Company also is a party to agreements under which it purchased from Wilh. Schmitz-Scholl ("Wissoll"), which is an affiliate of Tengelmann, approximately $1.3 million worth of the Black Forest line and Master Choice candy.

  The Company owns a jet aircraft which Tengelmann leases under a full cost reimbursement lease that also allows the Company to charter the aircraft for its use at a below market charter rate. During fiscal 1996 Tengelmann was obligated to reimburse the Company an average monthly cost of $213,400.

  Under an agreement between the Company and Tengelmann, Peter J. O'Gorman again spent a portion of his work time with Tengelmann during fiscal year 1996 and the Company was reimbursed $187,250 representing a pro rata portion of Mr. O'Gorman's salary and benefits.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during each of the last three fiscal years to or for the account of Mr. Wood and the other five most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                    ANNUAL COMPENSATION               AWARDS
                              -------------------------------- ---------------------
   PRINCIPAL POSITION                             OTHER ANNUAL SECURITIES UNDERLYING    ALL OTHER
         DURING                SALARY     BONUS   COMPENSATION     OPTIONS/SAR'S     COMPENSATION(2)
      FISCAL YEAR        YEAR    ($)       ($)       ($)(1)             (#)                ($)
   ------------------    ---- --------- --------- ------------ --------------------- ---------------
James Wood               1996 1,160,500 1,005,910                                        142,656
 Chairman,               1995 1,160,500   810,920                                        142,656
 Chief Executive Officer 1994 1,160,500              22,865                              134,606
Fred Corrado             1996   478,100    75,000                                         39,672
 Vice Chairman,          1995   461,423    75,000                     25,000              38,230
 Chief Financial Officer 1994   451,000    37,500                                         37,110
George Graham            1996   363,462    62,500                                         13,267
 Executive Vice
  President,             1995   345,000    93,750                     15,000              12,534
 Chief Merchandising     1994   343,462    41,250                                         12,108
  Officer
J. Wayne Harris          1996   350,000   221,265                                         12,338
 Executive Vice          1995              70,186                     15,000              10,500
  President,                    331,538
 Chairman and Chief      1994   300,000    50,000                                          9,882
 Executive Officer,
 The Great Atlantic &
 Pacific Co. of Canada,
 Limited
Christian Haub           1996   347,308    84,608                                          6,738
 President & Chief       1995   313,846    37,500                     25,000               6,529
 Operating Officer(3)    1994   300,000    18,270                                          6,099
Peter J. O'Gorman        1996   363,462    62,500                                         17,260
 Executive Vice          1995   345,000    62,500                     15,000              15,570
  President,
 International Store and 1994   343,462    31,250                                         14,382
 Product Development

--------
(1) Represents income in 1994 of $12,835 on the Trust and reimbursement in 1994 of $10,030 for the prior year's taxes thereon as described under the heading "Employment and Termination Agreements" infra.

(2) Consists of, respectively, Company contributions to the Retirement/Savings Plan and the cost for insurance, for 1996: Mr. Wood, ($6,000 and $106,656); Mr. Corrado, ($10,750 and $23,922); Mr. Graham, ($10,750 and
    $2,517); Mr. Harris, ($6,000 and $6,338); Mr. Haub ($6,000 and $738); and
    Mr. O'Gorman, ($10,750 and $6,510). Additionally, a tax preparation and planning fee is included of $30,000 and $5,000 respectively for Messrs. Wood and Corrado.

(3) Mr. Haub was elected Co-Chief Executive Officer together with Mr. Wood on April 2, 1997.

EMPLOYMENT AND TERMINATION AGREEMENTS

  Mr. Wood's employment contract which expires April 30, 1998, provides for a minimum base annual salary of $875,000, regular Company benefits applicable to his position, life insurance equal in face value to three times his base annual salary and the grant of various options under the Company's Stock Option Plans. He is also entitled to receive an annual bonus equal to 1% of the Company's pre-tax profit reduced by any bonuses awarded for that year under the Company's management incentive plan. Bonus payments are included in the Summary Compensation Table. He is also entitled to a pension benefit which includes a surviving spouse's benefit. Upon a change in his duties or involuntary termination by the Company other than for disability or cause, Mr. Wood or his beneficiary is entitled to receive his then base salary for the longer of the remaining contract term, or 3 years, and to receive his pension. Termination for disability would result in payment of his then salary for a period of two years. Upon his voluntary termination or termination for cause, no further remuneration payments would be due him except pension benefits. His pension is fully vested, and funded through a Trust Agreement dated December 29, 1988. Benefits became payable thereunder upon his attaining age 65. All amounts contributed to the Trust were treated as compensation to him in the year contributed. The Trust is irrevocable for the duration of the pension obligations with any residual monies reverting to the Company. The Company is responsible for the trustee's commissions, fees, charges and expenses, and additional contributions to fund the Trust's obligations, and indemnifies the trustee. By a separate Phantom Stock Agreement dated December 1, 1988 between Tengelmann and Mr. Wood, as amended February 3, 1994, Tengelmann grants to him 1,794,593 phantom stock units ("Units"), each equivalent to one share of Common Stock of the Company. These Units are fully vested. Tengelmann will pay Mr. Wood an amount equal to the number of Units Mr. Wood holds times the difference between $44.758 and the higher value of the Company's Common Stock, on April 30, 2000, or his earlier election. All payments under the Phantom Stock Agreement are payable by Tengelmann, without expense to the Company.

  Mr. Corrado's employment contract, which expires May 20, 2002 unless sooner terminated upon three years' advance written notice, generally provides a minimum base annual salary of $451,000, regular Company benefits applicable to his position and incentive compensation with a $125,000 initial annual base at 100%. Mr. Corrado's contract further provides immediate vesting of his age 65 benefit at age 62 under SERP, discussed infra, and life insurance equal in face value to three times his base annual salary. By Board resolution, in lieu of participating in the management incentive plan Mr. Harris is entitled to receive a special bonus equal to 1/2 of 1% of the Canadian Company's Group Contribution as reported internally. Upon attainment of age 62 while employed by the Company Mr. Harris shall be vested immediately in his age 65 benefit, under SERP, without any early retirement reduction. Mr. O'Gorman, who is vested in his pension under SERP, was granted entitlement to an unreduced benefit at age 62.

STOCK OPTION/SAR GRANTS AND EXERCISES

  No stock options or stock appreciation rights ("SARs") were granted during the last fiscal year to the named executive officers. The following table sets forth information with respect to stock options/SARs exercised or held by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING               IN-THE-MONEY
                                                   OPTIONS/SARS AT            OPTIONS/SARS
                           SHARES                      FY-END                 AT FY-END(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
                             (#)       ($)        (#)          (#)          ($)          ($)
James Wood..............     None          0    700,000           0      1,125,000           0
Fred Corrado............     None          0     53,750      28,750        194,688     106,563
George Graham...........   13,125    114,375     27,500      16,875         30,469      62,344
J. Wayne Harris.........     None          0     23,125      14,375        143,594      48,281
Christian Haub..........     None          0     43,750      26,250        188,594      90,781
Peter J. O'Gorman.......     None          0     41,250      18,750        146,250      73,750

--------
(1) Based on the closing price of the Common Stock on February 21, 1997, $30.375.

                              PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
   REMUNERATION                        15       20       25       30       35
   ------------                     -------- -------- -------- -------- --------
   $300,000........................ $112,500 $135,000 $135,000 $135,000 $135,000
    350,000........................  131,250  157,500  157,500  157,500  157,500
    400,000........................  150,000  180,000  180,000  180,000  180,000
    450,000........................  168,750  202,500  202,500  202,500  202,500
    500,000........................  187,500  225,000  225,000  225,000  225,000

  The table above indicates the amount of annual benefit payable to a person at age 65 in the specified final average remuneration and years-of-service classifications under the Supplemental Executive Retirement Plan ("SERP") except that such benefits do not reflect the requisite reduction for any applicable Social Security, or other Company retirement benefits. SERP is an unfunded defined benefit final average pay plan that covers the named executives, excluding Messrs. Wood and Haub. Mr. Wood's entitlement to a pension benefit is provided in his Employment Agreement which is described supra under the heading "Employment and Termination Agreements". Mr. Graham participated in the Company's former defined benefit plan and has an annuity therefrom which is an offset to his benefit entitlements under SERP.

  The compensation covered by SERP is base salary, i.e., essentially the "Salary" reflected in the Summary Compensation Table computed as an average of such base salary over the highest compensated five years of employment during the last 10 years. The benefit is computed at the rate of 3% for each year up to 10 years of service, plus 1 1/2% of such compensation for up to 10 additional years of service with a maximum benefit equal to 45% of such average base salary. Estimated or actual credited years of service at retirement for each participating named executive officers are: Mr. Corrado, 18 years; Mr. Graham, 20 years; Mr. Harris, 11 years; and Mr. O'Gorman, 20 years.

                              PERFORMANCE GRAPHS

  The following performance graph compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) on the Company's Common Stock to the Standard & Poor's 500 Index and a peer group of companies in the retail grocery industry comprised of the following six companies:
American Stores Company, Bruno's, Inc., Giant Food, Inc., Safeway, Inc., The Great Atlantic & Pacific Tea Company, Inc., and The Kroger Co. The performance graph assumes $100 is invested in the Company's Common Stock, the Standard & Poor's 500 Index and a composite index for the peer companies on February 21, 1992, and that dividends paid during the period were reinvested to purchase additional shares. The peer group consists of significant unionized food retailers operating in the eastern/southeastern United States or, in the case of Safeway Inc., a significant unionized food retailer with substantial operations in Canada.


                              [PERFORMANCE GRAPH]

                                 INDEX NUMBERS
                        ------------------------------
                        S&P 500     A&P     PEER GROUP
                        -------    -----    ----------
                  1992    100       100        100
                  1993    109        78         86
                  1994    121        88        107
                  1995    129        65        110
                  1996    178        77        148
                  1997    219       104        205



                  REPORT OF THE COMPENSATION POLICY COMMITTEE

  The Company's Compensation Policy Committee approves the compensation of all executive officers and other key employees and acts as the Company's Stock Option Plan Committee.

PRINCIPLES AND PROGRAM

  The Company's executive compensation program includes the following policy objectives:

  . Compensation must be sufficient to attract and retain talented executives.

  . Incentives are included in the executive compensation package based upon criteria which also enhance shareholder value.

  . Improvements in compensation should bear a relationship to the Company's improvement in performance.

  To meet these objectives the program has salary, incentive and equity elements. The Committee considers each of these elements, setting salary and bonus levels that reflect the above-described objectives and awarding stock appreciation rights or stock options to provide an equity-based compensation element.

SALARIES

  The Compensation Policy Committee employs several criteria in fixing the salaries of the executive officers (including the five most highly compensated officers). These criteria include the responsibility of the position, the officer's performance, the Company's financial performance and the business and economic climate in which the Company operates. Executive officers with responsibility for a business unit are also evaluated on the basis of the unit's performance. Additional criteria such as success in achieving desired business goals are utilized in determining the appropriate salary for an officer. For the named executive officers, salary increases during the 1996 fiscal year were granted as follows: Christian Haub 13.6%, George Graham 5.8% and Peter O'Gorman 5.8%. Neither Messrs. Graham nor O'Gorman had received a salary increase for two years.

ANNUAL INCENTIVE PLAN

  The Company has an annual U.S. management incentive plan which, for executive officers, provides for target bonus awards ranging up to 40% of base salary contingent upon the attainment of goals comprised of profits and management objectives. The determination of the maximum bonus payable to an individual under the Plan is based upon the following factors: percentage of base salary previously awarded to the individual, ability of the individual to make a direct contribution to the financial performance of the Company and the responsibility of the position held by the individual. If established goals are exceeded, a bonus is computed on the excess, but is deferred and not payable unless (a) a subsequent bonus is less than 100% of bonus target, whereupon the deferred bonus is payable to the extent of the deficiency, or
(b) a participant retires or suffers permanent disability.

  Seventy-five percent of the executive's bonus is predicated on the attainment of the profit goals. The profit goals for the 1996 fiscal year were established by the Compensation Policy Committee taking into account the performance of the Company relative to the performance of comparable companies and relative to the competitive and economic environment in which the Company operates. Twenty-five percent of such bonus is attributable to the achievement of the management objectives. In consideration of the significant turnaround in performance that continued in the 1996 fiscal year, on the Compensation Policy Committee's recommendation, the Board confirmed that the management objectives were achieved for purposes of the management incentive plan. On the Compensation Policy Committee's further recommendation in consideration of the Board's prior deferral of salary increases for employees (earning or expected to earn) a salary of $150,000 or more, the Board further approved a corporate level bonus based on the Company's profit performance which provided overall a total management incentive bonus for the fiscal year equal to 50% of the executive's target bonus. In addition, on the Compensation Policy Committee's recommendation, the Board granted Mr. Harris a special bonus as detailed infra.

EQUITY BASED COMPENSATION

  The Company's 1994 Stock Option Plan as amended, which was adopted with shareholder approval, authorizes grants through March 17, 2004 of up to 1,500,000 shares for stock options and tandem or independent SARs; however, none were awarded in the 1996 fiscal year to the named executive officers.

DISCUSSION OF FISCAL 1996 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  The Compensation Policy Committee recommends the compensation level of the Chairman and Chief Executive Officer, taking into account all of the factors described in this report. The compensation of Mr. Wood for the last fiscal year was determined predominantly by the terms of his 1988 Employment Agreement under which Mr. Wood was to receive base compensation of at least $875,000, and an annual salary review. Accordingly, Mr. Wood's 1996 annual salary rate of $1,160,500 reflects salary increases granted through 1993 when he received his last increase. Under the terms of his Employment Agreement, Mr. Wood received a management incentive bonus equal to 1% of pretax profit of the Company.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, subject to certain exceptions, disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated officers at fiscal year end. The exceptions to the $1,000,000 deduction limit include compensation paid under preexisting employment agreements and performance based compensation meeting certain requirements. By reason of this limitation, it is anticipated that a portion of Mr. James Wood's compensation will not be deductible in respect of the 1997 fiscal year. For 1996 Mr. James Wood was sole Chief Executive Officer of the Company. Effective April 2, 1997 Christian Haub was elected Co-Chief Executive Officer, thereafter serving in such capacity with James Wood. However, the salary and bonuses of each of the other named executive officers for the 1997 fiscal year including the compensation of Christian Haub, are expected to be less than $1,000,000 and the compensation payable to such officers therefore should be fully deductible. Moreover, the Company's 1994 Stock Option Plan has been tailored to comply with the provisions of Section 162(m) so that amounts received upon the exercise of options and SARs thereunder should be exempt from Section 162(m) limitations.

                                          COMPENSATION POLICY COMMITTEE
                                           Christopher F. Edley, Chairman
                                           Rosemarie Baumeister
                                           Robert L. "Sam" Wetzel

                             ELECTION OF AUDITORS

  In keeping with the Company's historic custom and practice, independent auditors are to be elected at the meeting. Pursuant to the recommendation of the Audit Review Committee and Board of Directors, the persons named in the accompanying proxy intend to vote, unless otherwise instructed, for Deloitte & Touche LLP, who have audited the accounts of the Company for the past forty-one fiscal years. Representatives of that firm are expected to be present at the meeting to respond to appropriate questions and make such statements as they may desire. Should the firm not receive a majority vote, the Board of Directors will reconsider its selection of independent auditors.

                             STOCKHOLDER PROPOSALS

  The Company will consider including a stockholder's proposal for action at the 1998 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with that meeting if such proposal is received at the principal office of the Company no later than January 25, 1998.

                                 OTHER MATTERS

  No business other than that set forth in the attached Notice of Annual Meeting is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including the question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the above-named nominees for the office of director or the nominee for independent auditors shall withdraw or otherwise become unavailable, the persons named as proxies may vote for other persons in their place in the best interest of the Company.

                                          By Order of the Board of Directors

                                          Peter R. Brooker
                                          Vice President and Secretary

Dated: May 22, 1997

  EACH PERSON SOLICITED BY THIS PROXY STATEMENT, INCLUDING ANY PERSON WHO ON MAY 20, 1997 IS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK, MAY REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR.

  SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS ADDRESS AFORESAID.

                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                 PROXY - FOR THE ANNUAL MEETING - JULY 15,1997
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

        The undersigned, having received the Notice of Meeting and Proxy Statement dated May 22, 1997, appoints JAMES WOOD, FRED CORRADO and PETER R. BROOKER, and each or any of them as Proxies with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., July 15, 1997, at Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey, or at any adjournment thereof, with all powers which the undersigned would possess if personally present.

        The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" items (1) and (2), all of said items being more fully described in the Notice of Meeting and the accompanying Proxy Statement. The undersigned ratifies and confirms all that said Proxies or their substitutes may lawfully do by virtue hereof.

                        (To be Signed on Reverse Side)

                       Please date, sign and mail your
                     proxy card back as soon as possible!



                        Annual Meeting of Stockholders
                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.


                                 July 15, 1997





       [ARROW] Please Detach and Mail in the Envelope Provided [ARROW]
--------------------------------------------------------------------------------

A [X] Please mark your votes as in this example.




                       FOR all nominees                 WITHHOLD
                    listed at right(except            AUTHORITY to
                       as marked to the             vote all nominees
                        contrary below)              listed at right

(1) Election of               [_]                          [_]
    Directors


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line):



--------------------------------------------------



Nominees:  J.D. Barline                                  FOR   AGAINST  ABSTAIN
           R. Baumeister       2. Election of Deloitte   [_]     [_]      [_]
           F. Corrado             & Touche LLP as
           C.F. Edley             independent auditors.
           C.W.E. Haub            (THE DIRECTORS FAVOR A VOTE "FOR")
           H. Haub
           B.B. Hauptfuhrer    Upon such other business as may properly come
           W.A. Liffers        before said meeting and at any adjournments
           F. Teelen           thereof.
           R.L. Wetzel
           J. Wood




SIGNATURE(S): _________________________________  Date: _________________________
NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

                     CONFIDENTIAL VOTING INSTRUCTION FORM
                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                                 Savings Plan
                          BANK OF NEW YORK - TRUSTEE

        I hereby direct that the voting rights pertaining to shares of THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Stockholders of the Company, to be held on July 15, 1997, and at any adjournment of such meeting, as specified herein, and if no vote is specified, that such rights be exercised "FOR" items 1 and 2.

        By my signature on the reverse, I hereby acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement of the Company dated May 22, 1997, and a copy of the Annual Report.

        PLEASE SIGN, DATE AND RETURN THIS FORM BEFORE JULY 7, 1997. As to matters coming before the meeting for which no signed direction is received by the Trustee prior to July 7, 1997, the Trustee may exercise voting rights on your behalf in such manner as the Trustee may, in its discretion, determine.

        PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side)

                       Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.


                                 July 15, 1997






        [ARROW] Please detach and Mail in the Envelope Provided [ARROW]
--------------------------------------------------------------------------------

A [X] Please mark your votes as in this example.




                       FOR all nominees                 WITHHOLD
                    listed at right(except            AUTHORITY to
                       as marked to the             vote all nominees
                        contrary below)              listed at right

(1) Election of               [_]                          [_]
    Directors


FOR ALL, (except Nominee(s) written below)



--------------------------------------------------



Nominees:  J.D. Barline                                  FOR   AGAINST  ABSTAIN
           R. Baumeister       2. Election of Deloitte   [_]     [_]      [_]
           F. Corrado             & Touche LLP as
           C.F. Edley             independent auditors.
           C.W.E. Haub            (THE DIRECTORS FAVOR A VOTE "FOR")
           H. Haub
           B.B. Hauptfuhrer    The Confidential Voting Instuction form
           W.A. Liffers        represents voting rights in the following number
           F. Teelen           of equivalent shares of A & P Common Stock as of
           R.L. Wetzel         May 20, 1997.
           J. Wood




SIGNATURE(S): _________________________________  Date: _________________________
NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.